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                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

            (IN MILLIONS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)




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
                                               Three Months Ended
                                         ----------------------------
                                                                                          Year Ended December 31,
                                            March 30,     March 31,    -------------------------------------------------------------
                                              2002          2001          2001         2000         1999         1998        1997
                                         -------------  -------------  -----------  ----------   ----------   ----------  ----------
Income before provision for national
  income taxes, minority interests in
  net income (loss) of subsidiaries,
  equity (income) loss of affiliates
  and extraordinary items                      $ 69.7         $ 33.4       $110.4      $484.2       $443.0       $214.8      $345.8
Fixed charges                                    65.7           77.8        293.6       349.3        253.8        130.7       113.6
Distributed income of affiliates                  0.1              -          4.2         2.0          1.8          2.3         3.9
                                         -------------  -------------  -----------  ----------   ----------   ----------  ----------
    Earnings                                  $ 135.5        $ 111.2       $408.2      $835.5       $698.6       $347.8      $463.3
                                         =============  =============  ===========  ==========   ==========   ==========  ==========

Interest expense                               $ 55.7         $ 70.1       $254.7      $316.2       $235.1       $110.5      $101.0
Portion of lease expense representative
  of interest                                    10.0            7.7         38.9        33.1         18.7         20.2        12.6
                                         -------------  -------------  -----------  ----------   ----------   ----------  ----------
     Fixed Charges                             $ 65.7         $ 77.8       $293.6      $349.3       $253.8       $130.7      $113.6
                                         =============  =============  ===========  ==========   ==========   ==========  ==========

     Ratio of Earnings to Fixed Charges           2.1            1.4          1.4         2.4          2.8          2.7         4.1

     Fixed Charges in Excess of Earnings            -              -            -           -            -            -           -
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